Exhibit 5.1

June 10, 2026

Fennec Pharmaceuticals Inc.

PO Box 13628, 68 TW Alexander Drive

Research Triangle Park, NC 27709

Ladies and Gentlemen:

Re: Fennec Pharmaceuticals Inc. – Registration Statement on Form S-8

We have acted as counsel to Fennec Pharmaceuticals Inc., a corporation incorporated pursuant to the laws of British Columbia (the “Company”), in connection with a Registration Statement on Form S-8 filed on or about June 11, 2026 with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the issuance of 10,000,000 common shares of the Company (the “Shares”) that may be issued pursuant to the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”), excluding any Shares issued under the Plan or the Company’s prior stock option plan prior to June 10, 2026.

In rendering this opinion, we have examined: (i) the Articles of the Company, as amended; (ii) certain resolutions of the Board of Directors of the Company evidencing the corporate proceedings taken by the Company to authorize the issuance of the Shares, and (iii) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed below, we assumed the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies, and the genuineness of all signatures.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is based solely on the present laws and applicable regulations of the Province of British Columbia and the laws of Canada in force therein. We express no opinion as to matters involving the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm in the Registration Statement and all amendments thereto. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Yours truly,

/s/ LaBarge Weinstein LLP